CPI Corp.

news for immediate release	FOR RELEASE June 11, 2007

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.

ADDRESS	1706 Washington Avenue	CITY	St. Louis

STATE, ZIP	Missouri 63103	TELEPHONE	(314) 231-1575

CPI Corp. Completes Acquisition of Assets

Of Portrait Corporation of America, Inc.

St. Louis, MO June 11, 2007 – CPI Corp. (“CPI”) (NYSE: CPY) announced today the completion of its planned acquisition of substantially all of the operating assets of Portrait Corporation of America, Inc. and its foreign and domestic affiliates (“PCA”). With expiration of the requisite pre-merger notice period under the Hart-Scott-Rodino Antitrust Improvement Act on May 23, 2007 and final approval of the transaction by the United States Bankruptcy Court for the Southern District of New York on June 4th, the parties were able to consummate the transaction well ahead of the June 30th deadline established under their definitive agreement announced on May 2nd. CPI paid a final purchase price of $82.5 million in cash and assumed certain liabilities by refinancing its credit facilities with LaSalle Bank, N.A. The refinancing also closed on June 8, 2007.

As a result of the acquisition, CPI now operates 2,055 portrait studios in Wal-Mart stores and supercenters in the U.S., Puerto Rico, Canada, Mexico and the United Kingdom, bringing the Company’s total studio count to 3,095. CPI is the long-standing exclusive operator of portrait studios in Sears stores in the U.S. and Canada. In their most recently completed fiscal years, the CPI and PCA studios generated combined sales of $586 million and served approximately 8.5 million customers.

David Meyer, Chairman of the Board of Directors of CPI, commented, “We are pleased to welcome PCA’s many outstanding associates to the CPI family. The combination of the operations of PCA with CPI creates the clear leader in the portrait studio market, and we look forward to capitalizing quickly on the complementary strengths of our two organizations. We have already begun making preparations to convert the PCA studios to digital technology and expect to commence conversions this summer.”

Continuing, Meyer said, “We are excited about the enormous potential of this combination and are confident that it will benefit our customers, employees and retail partners as well as our shareholders.”

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CPI is the leading portrait studio operator in North America offering photography services in 3,095 locations in the United States, Puerto Rico, Canada and Mexico as well as the United Kingdom, principally in Sears and Wal-Mart stores.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. We try to identify forward-looking statements by using words such as “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: the Company’s dependence on Sears and Wal-Mart, the approval of our business practices and operations by Sears and Wal-Mart, the termination, breach or increase of the Company’s expenses by Sears or Wal-Mart under our license agreements, customer demand for the Company’s

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products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company’s photographs, widespread equipment failure, compliance with debt covenants, increased debt level due to the acquisition of Portrait Corporation of America, Inc (“PCA”), the ability to successfully integrate the PCA acquisition, implementation of marketing and operating strategies, and other risks as may be described in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 3, 2007 and its Form 10-Q for the 12 weeks ended April 28, 2007. The Company does not undertake any obligations to update any of these forward-looking statements.